Exhibit 99.2

Agile Therapeutics Appoints James P. Tursi, M.D. to its Board of Directors

PRINCETON, N.J., Oct. 01, 2014 — Agile Therapeutics, Inc., (Nasdaq: AGRX) announced today that James P. Tursi, M.D. has been appointed to the Company’s Board of Directors effective October 1, 2014.  Dr. Tursi will serve on the Compensation Committee.

“James has significant clinical and regulatory expertise in the pharmaceutical industry coupled with established clinical experience as an OB/GYN physician that will complement our board and management team,” stated Al Altomari, President and Chief Executive Officer of Agile.  “With his extensive clinical and regulatory background, we believe James will offer valuable insight on our clinical and regulatory strategies for Twirla®. We are pleased that he has joined our board.”

Dr. Tursi currently serves as Chief Medical Officer for Auxilium Pharmaceuticals and is responsible for all clinical research and development, medical affairs and safety activities.  He joined Auxilium in 2009 serving as Vice President of Clinical Research and Development until 2011.  While at Auxilium, Dr. Tursi has expanded the company’s research and development capabilities and played a significant leadership role in the regulatory approvals for XIAFLEX® for multiple indications.

Previously, Dr. Tursi was at GlaxoSmithKline Biologicals from 2006 to 2009, and directed all medical affairs responsibilities for cervical cancer vaccines in North America and helped launch the product globally. He entered the pharmaceutical industry in 2004 serving as a Medical Director for Procter & Gamble Pharmaceuticals where he worked on in various therapeutic areas including female sexual dysfunction, overactive bladder, and osteoporosis.

Dr. Tursi is a board certified OB/GYN and practiced medicine for over 10 years. He was the founder of the medical education company, I Will Pass®, which assisted physicians in the process of board certification.  Dr. Tursi received his doctor of medicine degree from the Medical College of Pennsylvania and completed his residency fellowship training at The Johns Hopkins Hospital.

About Agile

Agile Therapeutics is a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products. Our product candidates are designed to provide women with contraceptive options that offer greater convenience and facilitate compliance. Our lead product candidate, Twirla, (ethinyl estradiol and levonorgestrel transdermal system), also known as AG200-15, is a once-weekly prescription contraceptive patch currently in Phase 3 clinical development. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to provide advantages over currently available patches and is intended to optimize patch adherence and patient acceptability. For more information, please visit the company website at www.agiletherapeutics.com.

Source:  Agile Therapeutics